Exhibit 16.1


Letterhead of Dohan and Company PA, CPA's


May 29, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      American Millennium Corporation, Inc. (the "Company")

Commissioners:

We have read the statements made by American Millennium Corporation, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 26, 2003. We agree with the statements concerning our Firm in such Form 8-K, but,we have no basis to agree or disagree with the Company's statements regarding Horwath Gelfond Hochstadt Pangburn, P.C.


Sincerely,

/s/ Steven H. Dohan, CPA
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Steven H. Dohan, CPA
Managing Director